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                                                                   EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

                       ERGO SCIENCE CORPORATION ANNOUNCES
                      APPROVAL OF SHAREHOLDER PROPOSALS AND
                           COMPLETION OF RESTRUCTURING

CONTACT: Lisa V. DeScenza
         Director, Corporate Planning and Communication
         (978) 689-0333                             ldescenza@ergo.com (E-Mail)
         (978) 557-0790 (Fax)

         BOSTON, OCTOBER 18, 2001 - Ergo Science Corporation (OTCBB:ERGO) today announced that at its 2001 Annual Meeting of Stockholders held on October 15, 2001, Ergo's stockholders voted to approve the merger of Ergo Science with and into its wholly-owned subsidiary, ESC Merger Sub, Inc. ("New Ergo"). Effective at 12:01 a.m. local time on Friday, October 19, 2001, the merger of Ergo Science Corporation ("Old Ergo") with and into New Ergo will be completed. In the merger, New Ergo is the surviving corporation and will be renamed "Ergo Science Corporation." Also, at the time the merger becomes effective, each share of pre-merger Common Stock will be converted into the right to receive 0.5 shares of post-merger Common Stock, par value $0.01 per share, plus cash in lieu of any fractional shares. Beginning on October 19, 2001, the post-merger Common Stock will be quoted on the NASD's OTC Bulletin Board, initially under the symbol "ERGG." This symbol will be changed back to "ERGO" and we anticipate that happening on or about November 5, 2001. The temporary change in trading symbol is required as a result of the 1-for-2 exchange ratio in the merger. Completing the merger is a significant step in implementing our strategy of entering a new line of business through the acquisition of an established business.

         Shares of post-merger Common Stock are subject to certain transfer restrictions. These restrictions are intended to help preserve our substantial net operating loss carryforwards for use in offsetting future taxable income. In general, these restrictions will prohibit, without the prior approval of the Board of Directors, the direct or indirect disposition or acquisition of any of our stock by or to any holder who owns or would so own upon the acquisition (either directly or through the tax attribution rules) 5% or more of our stock. The transfer restrictions are contained in Article XII of New Ergo's Certificate of Incorporation and

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all stock certificates issued by New Ergo will contain a legend that summarizes the transfer restrictions. The merger did not result in any material change in our consolidated financial condition, business or assets.

         We will shortly be mailing to all of our stockholders instructions regarding the surrender of their stock certificates representing pre-merger Common Stock by means of a letter of transmittal. Until those stock certificates are surrendered in accordance with the prescribed procedure, New Ergo will not issue replacement certificates representing the post-merger shares into which a stockholder's pre-merger shares have been converted in the merger. Further, no transfer will be effected on the transfer books of New Ergo unless and until the stock certificates representing pre-merger shares have been surrendered in accordance with the prescribed procedure.

         At the Annual Meeting, our stockholders also approved the re-election of David R. Burt as a director, the issuance of up to 3,750,000 shares of post-merger Common Stock to Court Square Capital Limited and its affiliates, the adoption of our 2001 Employee, Director and Consultant Stock Plan and our selection of PricewaterhouseCoopers LLP as our independent accountants for 2001.

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The discussion above contains forward-looking statements. Forward-looking statements reflect Ergo Science's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, assumed, estimated or otherwise indicated. Important factors that could cause actual results to differ materially include, without limitation (1) Ergo Science may not be able to identify nor complete an acquisition of a suitable established business on favorable terms and, if acquired, that business may not generate sufficient income to realize the benefits of Ergo Science's net operating loss carryforwards; (2) Ergo Science's common stock is subject to rules relating to low-priced or penny stock, which may make it more difficult for stockholders to buy or sell shares and for Ergo Science to enter into future equity financings or to effect an acquisition or merger with other businesses;
(3) the exchange ratio and the issuance of securities to Court Square Capital Limited may adversely affect the price or liquidity of the merger sub common stock; (4) the transfer restrictions implemented in the merger may delay or prevent takeover bids by third parties and may delay or frustrate any attempt by stockholders to replace or remove the current management; (5) if the transfer restrictions are not effective in preventing an ownership change from occurring, the ability to use the tax net operating loss carryforwards will be severely limited; (6) Ergo Science believes that it qualifies for an exclusion from the definition of "investment company"' under the Investment Company Act of 1940; however, if the Securities and Exchange Commission takes a contrary position and prevails, the Company would be subject to significant restrictions on its business and on its ability to implement its acquisition strategy; and (7) because ownership of our common stock is concentrated, certain stockholders can exert significant influence over stockholders' decisions. Information about important factors that could cause actual results to differ materially are set forth in reports and other filings of Ergo Science with the Securities and Exchange Commission, including, without limitation, the 2001 Proxy Statement/Prospectus and the 2000 Annual Report on Form 10-K, generally under the sections entitled "Risk Factors." Ergo Science does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Ergo Science.

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